Exhibit 4.1



                              CONSULTING AGREEMENT
         AGREEMENT, made as of January 10, 2003 by and between Exus Networks, Inc. (the "Company"), whose address is 150 East 58th Street, New York, New York 10155, USA and citizen of the State of Afghanistan Dr. Abdul Wahid ( "Consultant"), holder of Afghan diplomatic passport # TR-018452 whose address is 76 Project S, Main Shibirghan Road, Mazar-e-Sharif, Afghanistan,.

                               W I T N E S S E T H

         WHEREAS, the Company desires to retain Consultant to render consulting services, including services relating but not limited to Afghan market analysis, public relations, administration, strategic transactions, planning and strategic planning, various licenses providing, providing of support and security to the Company activity in Afghanistan and development of Telecommunications, internet and other technology solutions in Afghanistan; and

         WHEREAS, Consultant is experienced in each of these areas, and is willing and able to perform such consulting services on the terms and conditions herein contained.

         NOW, THEREFORE, in consideration of the premises herein and other good and valuable consideration, the parties agree as follows:

         1.       ENGAGEMENT
         The Company hereby engages Consultant, and Consultant hereby accepts such engagement, as a consultant to render the consulting services set forth below, as requested by the Company, and in furtherance of the business goals of the Company. It is understood by both parties that geographically Consultant services rendered to the Company are limited to the Company's activity in Afghanistan and neighboring territories.
         2.       CONSULTANT'S DUTIES
         Consultant shall, at the request of the Company, provide administration, full assistance in cooperation with local Afghan entities, business management and other consultation services. Such services shall include
(a) advice concerning the implementation and monitoring of business projects of the Company in Afghanistan as well as full implementing of those mentioned above projects all the way till the company becomes fully operational and profitable,
(b) establishing and/or enhancing the Company's telecom/CableTV/Internet presence within Afghanistan, (c) advice and full assistance during daily operations concerning the Company obtaining investments & grants from various interested organizations, such as World Bank, EBRD, Red Cross, UNICEF and other NGOs and NPOs, and (d) advice and full assistance during other daily operations of the Company, as required.
         Consultant shall also render the following services at the request of the Company:
                  a. Consultant within the next 4 weeks after signing of this agreement will organize registration of Exus Networks Afghanistan - Subsidiary Enterprise registered in Afghanistan, owed 100% by Exus Networks Inc, US Company.
                  b. Consultant within the next 4 weeks after signing of this agreement on behalf of Exus Afghanistan SE will apply for and will successfully receive from the government of Afghanistan the following licenses and permissions: License To Provide Cable TV services; License to project, construct and operate Internet and other Data network; License to construct its own Telecom infrastructure; License to provide with Internet & Internet telephony services; license to operate its own Satellite duplex Antenna as well as license for frequencies used by the antenna. All licenses mentioned above should be valid for at least 5 years from the moment of its issue and should be in force on the whole territory of Afghanistan, especially in the regions of Kabul & Mazar-e-Sharif.
                  c. Consultant will provide to the Company office space (minimum of 100 sq m or more), required for the Company's operations in Mazar-e-Sharif, as well as other necessary premises and/or land that might be need to operate Internet Centers, Distance Learning School, Hospital. The above mentioned office space must be located in the secure area of the city Mazar-e-Sharif and should be within 100 meters far from the place of installation of Vsat antenna.

                  d. Consultant will provide for the Company all its intelligence and connections as well as possible political power to establish good contacts between the Company and locally situated NGOs, NPOs, international missions and other organizations with purpose of getting support and possible funding for its projects.
                  e. Consultant will provide fully secure operation of the company activity in Afghanistan as well as all necessary security forces needed for the company office and facilities operations and company local and foreign staff activity. Consultant will also provide secure accommodation for the Companies' foreign staff as well as provide the company with intelligent kind of local staff people who will be working within the company on administration and technical related positions.
                  f. Consultant will assist the Company in understanding its operational objectives to assure that it realizes true profit value. Consultant will help the Company to identify and obtain key personnel, new markets, sales opportunities and a profitable Internet & other telecom service presence.
                  g. Consultant will be responsible for collecting fees and payments from locally located customers of the Company as well as deliver money collected on regular basis (once a week) to the New York bank account of the Company, in USD currency.
         3.       TERM
         The term of this agreement shall commence on the date hereof and continue for a minimum period of ninety (180) days, and shall continue thereafter on a 3-month basis until terminated by either party upon thirty (30) days written notice to the other party (the "Term").
4.       COMPENSATION
         The Company agrees to pay to Consultant $20,000 as compensation for the services specified in Section 2 hereof. The Company acknowledges that it does not currently have the financial ability to pay for Consultant's services in cash. Therefore, in lieu of such cash payment and in consideration of the services heretofore rendered, and to be rendered by Consultant, pursuant to this Agreement, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the Company, the Company, concurrently with the execution hereof, shall issue to Consultant 2,900,000 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), which includes payment by the Consultant to the Company of the par value of the Shares.
         5.       EXPENSES
         Consultant shall provide the Company weekly written expense reports accompanied by appropriate invoices, if any, for all reasonable expenses properly incurred by Consultant in the performance of its duties hereunder during the Term. The Company shall reimburse Consultant for such expenses within fifteen (15) days of its receipt of each such expense report. Notwithstanding the foregoing, Consultant will obtain the Company's prior approval of any single expense greater than three hundred ($300.00) dollars.
         6.       REPORTS TO THE COMPANY
                  a. Commencing January 1, 2003, and at least once each month thereafter during the Term of this agreement, Consultant shall prepare and present to the Company a written report describing its activities and its progress toward meeting the objectives mutually agreed upon by Consultant and the Company.

                  b. Throughout the Term of this agreement, Consultant may also provide the officers, directors, employees or designees of the Company with verbal reports concerning its activities.
         7.       THIRD PARTIES
         The Company acknowledges that Consultant may introduce the Company to third parties who may transact business with the Company and/or assist Consultant in providing consulting services to the Company hereunder.
         8.       CONFIDENTIAL INFORMATION
         The Company agrees to promptly provide and fully disclose to Consultant any and all information regarding the Company, which Consultant deems pertinent to its engagement hereunder.
         Consultant acknowledges that any and all confidential knowledge or information concerning the Company and its affairs obtained by it, its principals, employees, and/or contractors in the course of its engagement hereunder will be held inviolate by it and that it will conceal the same from any and all other persons and entities, including, but not limited to, competitors of the Company and that it will not impart any such knowledge to anyone whosoever during the term of hereof.
         As used herein, "confidential knowledge or information" means: (a) all information regarding the Company which is not generally available to the public; and (b) all information regarding the Company which was received by Consultant from a source with confidentiality obligations to the Company.
         Consultant shall, upon the termination of its engagement hereunder, immediately surrender and turn over to the Company all books, forms, records, client lists and all other papers and writings relating to the Company and all other property belonging to the Company, it being understood and agreed that the same are the sole property of the Company.
         9.       CONSULTANT STATUS
         Consultant acknowledges that it is providing services hereunder as an independent contractor. Accordingly, Consultant agrees that any taxes associated with the performance of its services hereunder shall be its sole responsibility. Consultant further agrees that nothing herein shall create a relationship of partners or joint ventures between Consultant and the Company and, except as otherwise set forth herein, nothing herein shall be deemed to authorize Consultant to obligate or bind the Company to any commitment without the prior written consent of the Company in each instance. It's possible that the Company will appoint Consultant as Deputy General Director in Exus Afghanistan, so it will be more efficient for the Consultant to follow to its duties and responsibilities.
         10.      PRIOR CONSENT TO USE OF NAME
         Consultant hereby covenants and agrees that it shall not utilize the name "Exus Networks, Inc.", or any variation thereof, or the name of the Company's principals or employees for any commercial purposes without first obtaining the written consent of the Company.

         11.      REPRESENTATIONS OF THE COMPANY
         The Company hereby represents and warrants as follows:
                  a. Organization and Standing. The Company is a corporation validly existing and in good standing under the laws of The United Sates of America.
                  b. Corporate Power and Authority. The Company has the corporate power to execute and deliver this agreement, has taken all action required by law to authorize such execution and delivery, and this agreement is a valid and binding obligation of the Company in accordance with its terms.
         12.      NOTICES
         All notices permitted, required, or provided for by this agreement shall be made in writing, and shall be deemed adequately delivered if delivered by hand or by a nationally recognized overnight courier service that regularly maintains records of its pick ups and deliveries, to the parties at their respective addresses set forth above or to any other address designated by a party hereto by written notice of such address change. Notices shall be deemed given as of the date of delivery to the overnight courier service or to the recipient if delivered by hand, and received one day after delivery to the overnight courier service or when actually received if delivered by hand. If to
Exus: Exus Networks, Inc
                              150 East 58th Street
                           25th Floor
                             New York, NY USA 10155
                           Fax 1-212-644-9168
                             Email isutton@exus.net
                                 ----------------
If to Consultant:          Dr.Abdul Wahid
                           76 project S. Main Shibirghan Road
                           Mazar-e-Sharif, Afghanistan
         13.      ENTIRE AGREEMENT
         This agreement represents the entire agreement with respect to matters contemplated herein and supersedes any prior oral or written agreements or undertakings between the parties with respect to such matters. This agreement shall not be amended to any extent except by a writing executed by the parties.
         14.      HEADINGS
         The headings in this agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.
         15.      COUNTERPARTS
         This agreement and any amendments hereto may be executed in any number of counterparts, all of which together shall constitute a single, original instrument.
         16.      SEVERABILITY
         To the extent that any term or provision hereof is deemed invalid, void or otherwise unenforceable, but may be made enforceable by amendment thereto, the parties agree that such amendment may be made so that the same shall, nevertheless, be enforceable to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.
         17.      WAIVER
         A waiver of any breach of any provision of this agreement must be in writing and shall not constitute or operate as a waiver of any other breach of such provision or of any other provision, nor shall any failure to enforce any provisions hereof operate as a waiver of such provision or of any other provision hereunder.
18.             CHOICE OF LAW
         This Agreement shall be governed and construed in accordance with New York law, without reference to its conflict of laws provisions.
         IN WITNESS WHEREOF, the parties have caused this agreement to be executed and delivered as of the date first above written.

Consultant:


                                                          Dr. Abdul Wahid

                                                         By: /s/ Abdul Wahhid